Exhibit 2.1

DATED     the 14th day of July 2006

SRS Labs, Inc.

the Vendor

Noblehigh Enterprises Inc.

the Purchaser

Willas-Array Electronics (Holdings) Limited

the Guarantor

SALE AND PURCHASE AGREEMENT
RELATING TO
ORDINARY SHARES
IN THE ISSUED SHARE CAPITAL
OF
VALENCETECH LIMITED
(a company incorporated in Bermuda)

David Lo & Partners
Suite 2502
Nine Queen’s Road Central
Hong Kong

Ref:         26/01361/DL/SC/VL

THIS AGREEMENT is made on the 14th day of July 2006

BETWEEN:

(A)          SRS Labs, Inc. a company incorporated in Delware, USA, whose address is at 2909 Daimler Street, Santa Ana, CA - 92705 (“the Vendor”);

(B)           Noblehigh Enterprises Inc. a company incorporated in the British Virgin Islands whose principal place of business is at 24/F., Wyler Centre Phase 2, 200 Tai Lin Pai Road, Kwai Chung, Hong Kong (“the Purchaser”); and

(C)           Willas-Array Electronics (Holdings) Limited a company incorporated in Bermuda whose principal place of business is at 24/F., Wyler Centre Phase 2, 200 Tai Lin Pai Road, Kwai Chung, Hong Kong (“the Guarantor”).

WHEREAS:

(a)           ValenceTech Limited (“the Company”) is a company incorporated in Bermuda with an issued share capital of HK$3,333,300 divided into 333,330,000 ordinary shares of par value of HK$0.01 each, brief particulars of which are set out in Schedule l as attached hereto.

(b)           The business being carried out by the Company and its subsidiaries is integrated circuit developer for analog, digital and mixed signal standard and custom circuits for consumer applications.

(c)           As at the date hereof, the Vendor is the legal and beneficial owner of the entire issued share capital of the Company.

(d)           The Vendor has agreed to sell and the Purchaser has agreed to purchase 87,999,120 shares representing approximately 26.4% of the issued share capital of the Company upon the terms and conditions hereinafter set out.

(e)           Subject to the simultaneous completion of the Share Buyback and Cancellation of Shares and the sale and purchase of the Purchase Shares, the Purchaser shall become the sole shareholder of the Company following Completion.

(f)            The Vendor requires the Guarantor, who is the ultimate beneficial owner of the majority shareholder of the Purchaser, to unconditionally and irrevocably guarantee the performance and discharge by the Purchaser of its obligations and liabilities under this Agreement as a condition to the Vendor’s entry into this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.             INTERPRETATION

1.1           In this Agreement including the Recitals and the Schedules, unless the context requires otherwise, the following terms shall have the following meanings:

“Accounting Date”	means 31 December 2005;

“Accounts”

means the audited consolidated balance sheet of the Group made up as at the Accounting Date and the audited consolidated profit and loss account of the Group for the year ended on that date, copies of which are annexed hereto and initialled for the purposes of identification by the parties hereto;

“Agreed SPA Account”	means the SPA Account (as at and for the period ended 30 June 2006) agreed by both the Vendor and the Purchasers’ Accountant pursuant to Clause 8;

“Agreed Net Current Asset Value”	means the amount of the consolidated net current asset of the Group in the Agreed SPA Account;

“Auditors”	means BDO Seidman LLP;

“Business Day”	means any day other than a Saturday or a Sunday on which banks are open for business in Hong Kong;

“Cancellation of Shares”	means the cancellation of shares as per Clause 3C;

“China”	means The People’s Republic of China;

“Completion”	means completion of the sale and purchase of the Purchase Shares as specified in Clause 6;

“Completion Date”	means the date of Completion;

“Consideration”	means the consideration being the sum(s) specified in Clause 3A.1;

“Continuing Directors”	means any of the Key Employees in the office as one of the Directors;

“Deed of Indemnity”	means the deed in the form set out in Schedule 4;

“Directors”	means the directors listed in Schedules 1 and 2;

“Disclosure Letter”	means the letter from the Vendor to the Purchaser of even date herewith in the form as set out in Schedule 7;

“Encumbrance”

means a mortgage, charge, pledge, lien, option, restriction, rights of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect and any agreement or obligation to create or grant any of the aforesaid;

“Group”	means the group of companies consisting of the Company and the Subsidiaries and the expression “member of the Group” shall be construed accordingly;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Inter-group Management Fee”

means the inter-group management fee due and payable by the Company to the Vendor under the two Support Services Agreement dated 31 December 2004 and 2 January 2006 respectively both made between the Company and the Vendor;

“Inter-group SRS Stock Option Expenses”	means the inter-group stock option expenses due and payable by the Company to the Vendor;

“Key Employees”	means the employees listed in Schedule 3;

“Management Accounts”

means the consolidated balance sheet of the Company as at 30 June 2006 and the consolidated profit and loss account of the Company for the period from 1 January 2006 to 30 June 2006, copies of which are to be provided and initialled for the purposes of identification by the parties hereto within 7 Business Days of signing of this agreement;

“Purchaser’s Accountants”	means RSM Nelson Wheeler LLP;

“Purchase Shares”

means 87,999,120 ordinary shares of HK$0.01 each in the capital of the Company, representing 26.4% of issues share capital of the Company before the Share Buyback and Cancellation of Shares, to be bought and sold pursuant to Clause 2;

“Purchaser’s Solicitors”	means David Lo & Partners of Suite 2502, Nine Queen’s Road Central, Hong Kong;

“Share Buyback”	means the share buyback as per Clause 3B;

“SPA Accounts”	means the Management Accounts with adjusted entries (if any) made by the Purchaser’s Accountants after their review of the Management Accounts pursuant to Clause 8 hereof;

“Subsidiaries”	means the subsidiaries of the Company listed in Schedule 2;

“Taxation”

means and includes all forms of tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in any part of the world and includes any interest, additional tax, penalty or other charge payable or claimed in respect thereof;

“US$”	means the lawful currency of the United States of America;

“Vendor’s Solicitors”	means Dorsey & Whitney, Hong Kong; and

“Warranties”	means all the agreements, warranties, representations and undertakings made or given by the Vendor under this Agreement (including those made or given in Schedule 6).

1.2           References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3           References herein to Clauses and Schedules are to clauses in and schedules to this Agreement unless the context requires otherwise and the Schedules to this Agreement shall be deemed to form part of this Agreement.

1.4           The expressions “the Vendor”, “the Purchaser” and “the Guarantor” shall, where the context permits, include their respective successors and permitted assigns.

1.5           All representations, warranties, undertakings, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

1.6           The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.7           Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.8           A document expressed to be “in the approved terms” means a document the terms of which have been approved by or on behalf of the parties hereto and a copy of which has been signed for the purposes of identification by or on behalf of the parties hereto.

2.             SALE OF SHARES

2.1           Subject to the terms of this Agreement the Vendor shall sell as beneficial owner and the Purchaser shall purchase free from Encumbrances and together with all rights now or hereafter attaching to the Purchase Shares.

2.2           The Purchaser and Vendor shall not be obliged to complete the sale and purchase of any of the Purchase Shares unless the purchase of all of the Purchase Shares is completed simultaneously, and the Purchaser shall not be obliged to complete the sale and purchase of the Purchase Shares unless the Share Buyback and the Cancellation of Shares can be completed simultaneously.

3A.          CONSIDERATION

3A.1        The Consideration amount immediately due and payable in full to the Vendor by the Purchaser for the Purchase Shares (means 87,999,120 ordinary shares of HK$0.01 each in the capital of the Company, representing 26.4% of issues share capital of the Company before the Share Buyback and Cancellation of Shares, to be bought and sold pursuant to Clause 2) on Completion shall be a cash payment of US$4,300,000.

3A.2        The amount to be received by the Vendor under the Share Buyback shall be an amount equal to the Agreed Net Current Asset Value (which is estimated to be around US$11,800,000 based on the management accounts as at 30 March 2006 and subject to the adjustments to be made to the SPA Accounts as provided under Clause 8 herein).

3A.3        Accordingly, the total amount to be received by the Vendor for the sale of its 100% interest in issued share capital of the Company would be approximately US$16,100,000 (subject to the adjustments to be made to the SPA Account as provided under Clause 8 herein).

3B.          SHARE BUYBACK

Simultaneously on Completion, the Company shall pay a cash amount equal to the Agreed Net Current Asset Value (which is estimated to be around US$11,800,000 based on the management accounts as at 30 March 2006 and subject to the adjustments to be made to the SPA Account as provided under Clause 8 herein) to repurchase from the Vendor 245,330,880 issued ordinary shares of the Company representing approximately 73.6% of the total issued share capital of the Company held by the Vendor.

3C.          CANCELLATION OF SHARES

The 245,330,880 issued ordinary shares under the Share Buyback in Clause 3B will be cancelled entirely by the Company once the Share Buyback is completed. Once the cancellation is completed, the Company will have only 87,999,120 issued shares which makes up the Purchase Shares representing 100% of the issued share capital of the Company.

3D.          PURCHASER’S GUARANTEE

To secure the Purchaser’s due and punctual performance and discharge in full of its liabilities under Clause 3A.1 and other liabilities and obligations under this Agreement, the Guarantor hereby unconditionally and irrevocably guarantees as a primary obligor and not a surety, to the Vendor the due and punctual performance and discharge by the Purchaser of Clause 3A.1 and other liabilities and obligations under this Agreement.

4.             DOCUMENTS DELIVERABLE AT SIGNING

At the signing of this Agreement, the Vendor shall deliver or cause to be delivered to the Purchaser the following documents as a condition of the Purchaser’s entry into this Agreement:

4.1           a Certificate of Compliance dated a date within 10 Business Days prior to the date of signing of the Agreement issued by the registered agent of the Company;

4.2           certified copies of the (i) Register of Directors and Officers and (ii) Register of Members of the Company a date within 10 Business Days prior to the date of signing of the Agreement certified by the registered agent of the Company;

4.3           a draft legal opinion prepared by a Bermudan lawyer on the legality and procedure of the Share Buyback and Cancellation of Shares to the reasonable satisfaction of the Purchaser; and

4.4           written waivers obtained from the Key Employees to waive certain change of control compensation as agreed between them and the Vendor.

5.             CONDITIONS

5.1           Completion is conditional upon:

5.1.1.       the Guarantor obtaining the approval of its shareholders in general meeting for the acquisition by the Purchaser of the Purchase Shares on the terms and subject to the conditions of this Agreement;

5.1.2.       the approval of the board of directors of the Vendor in relation to this Agreement, Completion and the transactions contemplated hereunder;

5.1.3.       the Purchaser notifying the Vendor’s Solicitors in writing that it is satisfied upon inspection and investigation as to:

a.             the respective financial, corporate, taxation and trading positions of each member of the Group; and

b.             the title of each member of the Group to its respective assets;

5.1.4.       the Vendor agrees on the SPA Accounts for the purpose of producing the Agreed SPA Accounts under Clause 8.3.

5.2           The Purchaser may waive all or any of such conditions at any time by notice in writing to the Vendor.

5.3           The parties hereto shall use all reasonable endeavours to ensure that the conditions set out in Clause 5.l shall be fulfilled by the date referred to in Clause 5.4.

5.4           If the conditions set out in Clause 5.l shall not have been fulfilled (or waived in accordance with Clause 5.2) by 31 August 2006 (or such later date as the parties may mutually agree to extend), this Agreement and everything herein contained other than Clause 11 shall, subject to the liability of either party to the other in respect of any breaches of the terms hereof, including the obligations under Clause 5.3, antecedent thereto, be null and void and of no effect.

6.             COMPLETION

6.1           Completion shall take place at the offices of the Vendor’s Solicitors within 21 days after this Agreement has become unconditional or at such other place and time as shall be mutually agreed.

6.2           At Completion, the Vendor shall:

6.2.1.       deliver or cause to be delivered to the Purchaser:

a.             (if not previously delivered) a certified true copy of the minutes of the meeting of the board of directors of the Vendor approving this Agreement and the execution and completion thereof and of all documents contemplated thereunder;

b.             a duly executed instrument of transfer in respect of the Purchase Shares in favour of the Purchaser (or its nominees) accompanied by the relevant certificates for the Purchase Shares;

c.             all powers of attorney (if any) or other authorities (if any) under which the transfer in respect of the Purchase Shares have been executed;

d.             duly executed transfers and sold notes in favour of the Company (or its nominees) in respect of such shares in the Subsidiaries as are registered in the names of nominee holders on behalf of the Company, together with the relevant share certificates;

e.             (if not previously delivered) a certified true copy of a legal opinion prepared by a Bermudan lawyer on the procedure and legality of the Share Buyback and Cancellation of Shares to the reasonable satisfaction of the Purchaser;

f.              certified true copies of all documents, included but not limited to the shareholders and board resolution, in relation to the Share Buyback and Cancellation of Shares;

g.             Certificate of Compliance dated the Completion Date issued by the registered agent of the Company;

h.             certified copies of the Register of Directors and Officers and Register of Members updated as at the Completion Date certified by the registered agent of the Company;

i.              if applicable, the resignation of the Auditors as the auditors of the Company;

j.              all confirmation letters in relation to agreements concerning the Company or any of its Subsidiaries which can be terminated upon a change in control of the relevant Group company being obtained from the other contracting parties confirming their agreement not to terminate such agreements by reason of the transactions contemplated under this Agreement and all notices in relation to agreements concerning the Company or any of its Subsidiaries which are required to be sent to the other contracting parties upon a change in control of the relevant Group company;

k.             termination documents of the two Support Services Agreement dated 31 December 2004 and 2 January 2006 respectively both made between the Company and the Vendor with effect from 30 June 2006;

l.              the Deed of Indemnity and its counterparts duly executed by the Vendor;

m.            all the statutory and other books and records (including financial records) duly written up to date of each member of the Group and their respective certificate(s) of incorporation, current business registration certificate(s) and common seal(s) and any other papers, records and documents of each member of the Group;

n.             evidence that the current and all other liabilities of any member of the Group as stated in the Accounts and the Agreed SPA Accounts, including but not limited to the Inter-group Management Fee, Inter-group SRS Expenses Stock Option, sums payable under the Group’s commission and bonus scheme and long-service payment and/or severance payment and/or any compensation to any departing officer of the Group who has resigned or whose employment contract is terminated within 3 months prior and after the signing of this Agreement, have been paid and fully settled by the Company or adequate and proper provisions or reserves have been made in the Accounts (and reflected in the Agreed SPA Accounts) for such settlement out of the Agreed Net Current Asset Value;

o.             evidence that all loans (if any) or other indebtedness (if any) due or owing to any member of the Group by any of the Vendor or Directors or other officers of any member of the Group have been repaid in full or adequate and proper provisions or reserves have been made in the accounts (and reflected in the Agreed SPA Accounts) for such settlement out of the Agreed Net Current Asset Value;

p.             such other documents as may be required to give to the Purchaser good title to the Purchase Shares and to enable the Purchaser or its nominees to become the registered holders thereof including but not limited to the board resolutions of the Company approving the transfer of the Purchase Shares from the Vendor to the Purchaser and the registration thereof in the Company’s Register of Members; and

q.             (if not previously delivered) a copy of the Agreed SPA Account signed and confirmed by the Vendor.

6.2.2.       cause such persons as the Purchaser may nominate to be validly appointed as directors of each member of the Group and upon such appointment forthwith cause the Directors other than the Continuing Directors to resign from their respective offices and as employees, each delivering to the Purchaser a letter under seal in the form set out in Schedule 5 acknowledging that the person so retiring has no claim outstanding for compensation or otherwise;

6.2.3.       cause such persons as the Purchaser may nominate to be validly appointed as secretary of each member of the Group and upon such appointment forthwith cause the secretary (as listed in Schedules 1 and 2) to resign from his respective office and as employee, delivering to the Purchaser a letter under seal similar to the form set out in Schedule 5 acknowledging that the person so retiring has no claim outstanding for compensation or otherwise; and

6.2.4.       procure the revocation of all authorities to the bankers of each member of the Group relating to bank accounts and procure the giving of authority to such persons as the Purchaser may nominate to operate the same.

6.3           Against delivery of all the documents and completion of the matters set out in Clauses 6.2, the Purchaser shall:

6.3.1        wire transfer the total amount of the Consideration to the Vendor (or such other payment method as the Vendor may direct); and

6.3.2        deliver to the Vendor the counterpart(s) of the Deed of Indemnity duly executed by the Purchaser.

6.4           Without prejudice to any other remedies available to the Purchaser, if in any respect the provisions of Clause 6.2 are not complied with by the Vendor on the Completion Date the Purchaser may:

6.4.1        defer Completion to a date, to be mutually agreed with the Vendor after the Completion Date (and so that the provisions of this Clause 6.4 shall apply to Completion as so deferred); or

6.4.2        proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

6.4.3        rescind this Agreement.

7.             CONDUCT OF BUSINESS BY THE VENDOR

7.1           Prior to Completion, the Vendor will procure that the business of each member of the Group is operated in a manner consistent with past practices and in the ordinary course of business.

7.2           Prior to Completion, the Vendor shall not, and shall procure that each member of the Group shall not, without the prior consent in writing of the Purchaser, to be provided by Purchaser within two Business Days or a mutually agreed reasonable period of time from the date of the consent request, enter into any commitment which involves more than US$200,000.

7.3           Save as expressly provided herein, the Vendor will use all its reasonable efforts to procure that the employees of each member of the Group at the date hereof remain and continue as employees of the relevant member of the Group after Completion.

8.             AGREED SPA ACCOUNTS

8.1           Immediately after the signing of this Agreement the Purchaser’s Accountants (or their representatives) shall conduct a review on the Management Accounts to produce the SPA Accounts.

8.2           The Vendor shall use all reasonable endeavours to provide all necessary assistance to the Purchaser’s Accountants for the purposes of preparation of the SPA Accounts including allowing the Purchaser’s Accountant to conduct a physical stocktake and such SPA Accounts:

8.2.1        shall be prepared on the same accounting bases and in accordance with the same accounting and valuation principles as the Accounts; and

8.2.2        shall in all respects comply with applicable legislation and standard accounting principles and practices.

8.3           The Purchaser’s Accountants shall use its best endeavours to issue the SPA Accounts within 21 days from the date hereof and shall produce the SPA Accounts to the Vendor (or the Auditors as the Vendor may direct) for confirmation. If the Vendor shall agree on the SPA Accounts, then the SPA Accounts shall be the Agreed SPA Accounts and shall be final and binding on the parties hereto.

8.4           In the event the Purchaser’s Accountants and the Vendor shall not be able to agree on the contents of the SPA Accounts for the purpose of producing the Agreed SPA Accounts within 5 Business Days of the date on which the draft SPA Accounts were first submitted to the Vendor (or such other period as the Vendor and the Purchaser may agree), the parties shall then negotiate in good faith to settle the dispute within 3 Business Days from the date on which any one of the parties shall have notified the other of the dispute. Failing which, the matter may be referred by either the Vendor or the Purchaser to an independent certified public accountant selected by agreement between them or, failing agreement, nominated by the President for the time being of the Hong Kong Institute of Certified Public Accountants on the application of either the Vendor or the Purchaser.

8.4.1        The certified public accountant shall be requested to settle any matter in dispute applying the same bases and principles referred to in Clause 8.2 and determine the form and content of the Agreed SPA Accounts (unless both the Vendor and the Purchaser shall otherwise direct in writing).

8.4.2        The decision of such certified public accountant as to the matter in dispute and its determination (if any) as to the form and content of the Agreed SPA Accounts shall be final and binding on the parties hereto and such certified public accountant shall be deemed to act as an expert and not as an arbitrator.

8.4.3        The costs of the independent certified public accountant (if any) shall be borne jointly by the Purchaser and the Vendor in equal proportion.

8.5           The costs in respect of the preparation and determination of the Management Accounts shall be borne by the Vendor. The costs of the Purchaser’s Accountants in respect of the preparation and determination of the SPA Accounts shall be borne by the Purchaser.

8.6           The amount of the Agreed Net Current Asset Value shall be determined from the Agreed SPA Accounts.

9.             RESTRICTIONS ON THE VENDOR

9.1           The Vendor undertakes with the Purchaser that except with the consent in writing of the Purchaser:

9.1.1        for the period of two years after Completion it will not in any country or place (for the avoidance of doubt, including China and Hong Kong) where any member of the Group has carried on business within 1 year prior to the date hereof, either on its own account or in conjunction with or on behalf of any person, firm or company, carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise in carrying on any business carried on by any member of the Group as a fabless integrated circuit designer and developer within such prior year (other than as a holder of not more than five per cent (5%) of the issued shares or debentures of any company listed on any recognised stock exchange);

9.1.2        for the period of two years after Completion it will not either on its own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from any member of the Group the customer or any person, firm, company or organisation who shall at any time within 1 year prior to the date hereof have been a customer, client, identified prospective customer or client, representative, agent or correspondent of any member of the Group or in the habit of dealing with any member of the Group in the business or business similar to the nature of business of the Group or enter into any contract with or accept any business from any such person, firm, company or organisation with business similar to the nature of business of the Group;

9.1.3        for the period of two years after Completion it will not either on its own account or in conjunction with or on behalf of any other person, firm or company, solicit or entice away or attempt to solicit or entice away from any member of the Group any person who is at the date hereof or who shall have been at the date of or within 1 year prior to any purported breach of this Clause 9.1.3 an officer, manager, consultant or employee of any member of the Group whether or not such person would commit a breach of contract by reason of leaving such employment;

9.1.4        it will not at any time hereafter make use of or disclose or divulge to any third party any information relating to any member of the Group other than any information properly available to the public or disclosed or divulged pursuant to requirements of any laws, regulation and/or rules (including but not limited to US securities laws or stock exchange rules) an order of a court of competent jurisdiction;

9.1.5        it will not at any time hereafter in relation to any trade, business or company use a name or its Chinese equivalent or any symbol in such a way as to be capable of or likely to be confused with the name of the Company or any member of the Group; and

9.1.6        it will procure that its employees subsidiaries, holding company and any other affiliated companies will observe the restrictions contained in the foregoing provisions of this Clause 9.1.

9.2           Each and every obligation under this Clause shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this Clause and any such deletion shall not affect the enforceability of all such parts of this Clause as remain not so deleted.

9.3           The restrictions contained in Clause 9.1 shall be without prejudice to and shall not in any way limit the restrictions on the Continuing Directors arising under the terms of the service agreements entered into pursuant hereto.

10.          REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

10.1         Subject to Clause 10A, the Vendor hereby represents, warrants and undertakes to the Purchaser (to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) in the terms set out in Schedule 6 and acknowledge that the Purchaser in entering into this Agreement is relying on the Warranties and that the Purchaser shall be entitled to treat the same as conditions of this Agreement.

10.2         The said Warranties are given subject to any matters disclosed in the Disclosure Letter or otherwise provided for under this Agreement.

10.3         The Warranties set out in each paragraph of this Clause 10 and Schedule 6 shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or anything in this Agreement or the Schedules.

10.4         The Warranties set out in each paragraph of this Clause 10 and Schedule 6 shall be deemed to be repeated as at Completion as if all references therein to the date of this Agreement were references to the date of Completion.

10.5         In the event of it being found prior to Completion that any of the said Warranties are untrue, misleading or incorrect or have not been fully carried out in any material respect, or in the event of any matter or thing arising or becoming known or being notified to the Purchaser which is inconsistent with any such Warranties or any other provision of this Agreement, the Purchaser shall not be bound to complete the purchase of the Purchase Shares and the Purchaser may by notice rescind this Agreement without liability on its part.

10.6         The Vendor undertakes to notify the Purchaser in writing as soon as practicable of any matter or thing of which it becomes aware which is or may be a breach of or inconsistent with any of the Warranties before Completion.

10.7         The Vendor hereby undertakes to indemnify and keep indemnified the Purchaser against any reasonable loss or liability suffered by the Purchaser or any member of the Group as a result of or in connection with any breach of any of the said Warranties.

10.8         The Guarantor and the Purchaser hereby represents warrants and undertakes to the Vendor that all consents and approvals required under all applicable laws for the Purchaser to purchase the Purchase Shares, the Guarantor to guarantee the performance by the Purchaser of its obligations under this Agreement and to give effect to the transactions contemplated hereunder will be obtained, where any consent or approval is subject to conditions, such conditions being satisfactory to the Vendor (as the case may be) in its sole and absolute discretion;

10A        LIMITATIONS ON PURCHASER’S CLAIM

10A.1      The provisions of this Clause 10A shall operate to limit the liability of the Vendor under or in connection with or arising out of the Warranties and “liability” and “liabilities” shall be construed accordingly.

10A.2      No liability shall attach to the Vendor under the Warranties in respect of:-

10A.2.1       any matter or claim which would not have arisen but for an alteration, enactment or re-enactment of any ordinance law regulation other legislative act or generally accepted administrative practice of any government or governmental or regulatory authority which occurs after the date of execution of this Agreement (including, without limitation, any alteration in rates of Taxation or any imposition of Taxation not in effect on the date of execution of this Agreement) and whether or not such alteration, enactment or re-enactment has retrospective effect (save in respect of any alteration, enactment or re-enactment of laws, legislative act or generally accepted administrative practice of any government or governmental or regulatory authority currently contemplated and information on which is publicly available);

10A.2.2       any matter which is disclosed in the Disclosure Letter;

10A.2.3     any act, omission or transaction of a Group company or its directors, employees or agents done or omitted to be done on or before Completion at the written request of or with the written consent of the Purchaser;

10A.2.4     any loss arising from a breach of the Warranties to the extent that any such loss is covered by a policy of insurance maintained by the Vendor and any increase of premium, if applicable, shall be borne by the Vendor;

10A.2.5     any matter giving rise to a claim to the extent that provision or reserve was made in any of the Accounts for the matter giving rise to the claim or to the extent that the matter giving rise to the claim is the subject of a note to any of the Accounts;

10A.2.6     any loss arising from a breach of the Warranties or otherwise by reason or as a result of or arising from any act, omission or transaction of the Purchaser occurring after Completion; and

10A.2.7     any loss arising from a breach of the Warranties or otherwise relating to events, acts, omission or otherwise that happened prior to or on 1 April 1998.

10A.3    No claim for breach of a Warranty shall be made against the Vendor unless the aggregate amount of all claims for which the Vendor would otherwise be liable under the Warranties exceeds US$50,000. For this purpose, the amount of any claims expressed in a currency other than US$ shall be converted from that other currency into US$ at the middle spot rate for the relevant currency against the US$ as quoted by any leading bank on the date on which written particulars of the relevant claim are first given to the Vendor as required by Clause 10A.4.

10A.4    Claims against the Vendor under Clause 10, Schedule 6 or in respect of any breach of the Warranties shall be wholly barred and unenforceable whatsoever unless written particulars thereof (giving brief details of the facts and circumstances of the specific matter or claim in respect of which such claim is made and arose) shall have been promptly given to the Vendor and given before the expiry of six months after Completion and subject to Clause 10A.6 such claim shall be treated as withdrawn unless proceedings in respect thereof have been commenced and served on the Vendor before the date which falls six months after the date of the expiry of six months from the date of Completion.

10A.5    The aggregate amount of the Vendor’s liability under this Agreement shall not exceed US$1,000,000.

10A.6    In the event of any claim arising which the Purchaser becomes aware will give rise to a claim against the Vendor under this Agreement, the Purchaser shall give or procure that notice thereof is given promptly to the Vendor.

11.        CONFIDENTIALITY

Save as otherwise required by law or any governmental or regulatory authority (including but not limited to any securities laws or stock exchange rules) each party hereto shall observe strict confidentiality as to all information relating to, and the business affairs of, the other or others as may come within his or their knowledge and none of the parties shall make any announcement in relation to this Agreement or the transactions or arrangements hereby contemplated or referred to herein or any matter ancillary hereto without the prior consent in writing of the other or others (such consent not to be unreasonably withheld or delayed).

12.        ACCESS TO INFORMATION

12.1       As from the date of this Agreement the Vendor shall give and shall procure that the Purchaser and any persons authorised by it will be given all such information relating to each member of the Group and such access to the premises and all books, title deeds, records, accounts and other documentation of each member of the Group as the Purchaser may reasonably request and be permitted to take copies of any such books, deeds, records, accounts and other documentation and that the officers and employees of each member of the Group shall be instructed to give promptly all such information and explanations to any such persons as aforesaid as may be requested by it or them.

12.2       In the event of this Agreement ceasing to have effect the Purchaser undertakes to release to the Vendor all information and documents concerning the Group which have been provided to the Purchaser in connection with this Agreement and also undertakes not to use any such information gained by it to further itself in its trade or to the detriment of the Group unless such information had already been known to the Purchaser or had become or subsequently becomes public knowledge otherwise than by reason of any act or default of the Purchaser, its advisers or employees.

12A.      POST COMPLETION ACCESS TO INFORMATION

For compliance with US securities laws or stock exchange rules purposes, within 18 months after Completion, the Vendor shall be allowed access to the books, title deeds, records, accounts and other documentation of each member of the Group provided that for each inspection, the Vendor shall have given the Purchaser not less than seven days of prior written request.

13.        MISCELLANEOUS

13.1       Each party to this Agreement shall pay its own costs and disbursements (including stamp duty) of and incidental to this Agreement and the sale and purchase hereby agreed to be made. For the avoidance of doubt, all costs in obtaining the documents deliverable to the Purchaser upon Completion under Clauses 4 and 6.2.1 shall be borne by the Vendor.

13.2       Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other parties):

To the Vendor:	SRS Labs, Inc.
2909 Daimler Street
Santa Ana, CA92705
Fax Number : (949) 852 1099
Attention : Ulrich Gottschling

To the Purchaser:	Noblehigh Enterprises Inc.
24/F., Wyler Centre Phase 2,
200 Tai Lin Pai Road,
Kwai Chung,
Hong Kong
Fax Number : (852) 2484 1045
Attention : Vichai Phaisalakani

To the Guarantor:	Willas-Array Electronics (Holdings) Limited
24/F., Wyler Centre Phase 2,
200 Tai Lin Pai Road,
Kwai Chung,
Hong Kong
Fax Number : (852) 2484 1045
Attention : Vichai Phaisalakani

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when despatched.

13.3       No failure or delay by the Purchaser in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by the Purchaser of any breach by the Vendor of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13.4       This Agreement shall be assignable by both parties with the prior written consent of the other party.

13.5       This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which is an original but, together, constitute one and the same agreement.

13.6       This Agreement (together with any documents referred to herein) constitutes the entire agreement between the parties hereto and it is expressly declared that no variations hereof shall be effective unless made in writing.

13.7       The provisions of this Agreement including the Warranties herein contained, insofar as the same shall not have been fully performed at Completion, shall remain in full force and effect notwithstanding Completion.

13.8       The Vendor and the Purchaser shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement and to place control of the Company and the Subsidiaries in the hands of the Purchaser.

14.        GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

Seal with the Common Seal and	)
Signed by	)
for and on behalf of	)
SRS Labs, Inc.	)
in the presence of	)
Mr/Ms	)
of Dorsey & Whitney, LLP	)

Seal with the Common Seal and	)
Signed by	)
for and on behalf of	)
Noblehigh Enterprises Inc.	)
in the presence of	)
Mr/Ms	)
of David Lo & Partners	)

Seal with the Common Seal and	)
Signed by	)
for and on behalf of	)
Willas-Array Electronics	)
(Holdings) Limited	)
in the presence of	)
Mr/Ms	)
of David Lo & Partners	)

SCHEDULE 1

PARTICULARS OF THE COMPANY

Name of the Company	:	ValenceTech Limited

Date of Incorporation	:	27 January 2000

Place of Incorporation	:	Bermuda

Registered Office	:	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda

Correspondence Office	:	Unit 2001-07, 20/F APEC Plaza, 49 Hoi Yuen Road, Kwun Tong

Authorized share capital	:	HKD5,900,000

Issued share capital	:	HKD3,333,300

Director(s)	:

Name	Appointment Date
YUEN Chi Kwan Thomas	2 March 2000
YAU Ching Yuen	13 May 2004
CHENG Hing Chiu	8 September 2005

Secretary	:

Name	Appointment Date
Ira Stuart Outerbridge	3 Mar 2000
CHAM Tze Kwong Reivlin	13 May 2004

Secretary	:

Name	No. of Shares
SRS Labs, Inc.	333,330,000

SCHEDULE 2

MEMBERS OF THE GROUP

1.	Name of the Company	:	Valence Technology Limited

	Date of Incorporation	:	17 December 1997

	Place of Incorporation	:	Hong Kong

	Registered Office	:	Unit 2001-07, 20/F APEC Plaza, 49 Hoi Yuen Road, Kwun Tong

	Correspondence Office	:	-ditto-

	Authorized share capital	:	HKD100,000

	Issued share capital	:	HKD100,000

	Director(s)	:

Name	Appointment Date
YUEN Chi Kwan Thomas	23 April 1998
CHAM Tze Kwong Reivlin	13 May 2004
CHENG Hing Chiu	8 September 2005

Secretary	:

Name	Appointment Date
CHAM Tze Kwong Reivlin	13 May 2004

Secretary	:

Name	No. of Shares
ValenceTech Ltd.	99,999
Ulrich Ernst Gottschling	1

2.	Name of the Company	:	ASP Microelectronics Ltd.

	Date of Incorporation	:	5 July 1994

	Place of Incorporation	:	Hong Kong

	Registered Office	:	Unit 2001-07, 20/F APEC Plaza, 49 Hoi Yuen Road, Kwun Tong

	Correspondence Office	:	-ditto-

	Authorized share capital	:	HKD3,000,000

	Issued share capital	:	HKD3,000,000

	Director(s)	:

Name	Appointment Date
YUEN Chi Kwan Thomas	3 March 1998
CHAM Tze Kwong Reivlin	1 June 2004
CHENG Hing Chiu	8 September 2005

Secretary	:

Name	Appointment Date
CHAM Tze Kwong Reivlin	13 May 2004

Secretary	:

Name	No. of Shares
Valence Technology Ltd.	2,999,999
Ulrich Ernst Gottschling	1

3.	Name of the Company	:	Valence Semiconductor Design Ltd.

	Date of Incorporation	:	3 May 1994

	Place of Incorporation	:	Hong Kong

	Registered Office	:	Unit 2001-07, 20/F APEC Plaza,
49 Hoi Yuen Road, Kwun Tong

	Correspondence Office	:	-ditto-

	Authorized share capital	:	HKD3,000,000

	Issued share capital	:	HKD3,000,000

	Director(s)	:

Name	Appointment Date
YUEN Chi Kwan Thomas	3 March 1998
CHAM Tze Kwong Reivlin	13 May 2004
CHENG Hing Chiu	8 September 2005

Secretary	:

Name	Appointment Date
CHAM Tze Kwong Reivlin	13 May 2004

Secretary	:

Name	No. of Shares
Valence Technology Ltd.	2,999,999
Ulrich Ernst Gottschling	1

4.	Name of the Company	:	LEC Electronic Components Ltd.

	Date of Incorporation	:	20 April 1995

	Place of Incorporation	:	Hong Kong

	Registered Office	:	Unit 2001-07, 20/F APEC Plaza,
49 Hoi Yuen Road, Kwun Tong

	Correspondence Office	:	-ditto-

	Authorized share capital	:	HKD1,500,000

	Issued share capital	:	HKD1,500,000

	Director(s)	:

Name	Appointment Date
YUEN Chi Kwan Thomas	3 March 1998
CHAM Tze Kwong Reivlin	1 June 2004
CHENG Hing Chiu	8 September 2005

Secretary	:

Name	Appointment Date
CHAM Tze Kwong Reivlin	13 May 2004

Secretary	:

Name	No. of Shares
Valence Technology Ltd.	1,499,999
Ulrich Ernst Gottschling	1

5.	Name of the Company	:	VSD Electronics Ltd.
(in the process of winding up)

	Date of Incorporation	:	25 June 1997

	Place of Incorporation	:	Hong Kong

	Registered Office	:	2001 Central Plaza, 18 Harbour Road, Wanchai, Hong Kong.

	Correspondence Office	:	-ditto-

	Authorized share capital	:	HKD10,000

	Issued share capital	:	HKD2

	Director(s)	:

Name	Appointment Date
YUEN Chi Kwan Thomas	3 March 1998
CHAM Tze Kwong Reivlin	1 June 2004
CHENG Hing Chiu	8 September 2005

Secretary	:

Name	Appointment Date
CHAM Tze Kwong Reivlin	13 May 2004

Secretary	:

Name	No. of Shares
Valence Technology Ltd.	1
Janet Marie BISKI-ANZIANO	1

6.	Name of the Company	:	LEC Microelectronics Ltd.
(Dissolved)

	Date of Incorporation	:	20 April 1995

	Place of Incorporation	:	Hong Kong

	Registered Office	:	28/F, No.3 Lockhart Road, Hong Kong

	Correspondence Office	:	-ditto-

	Authorized share capital	:	HKD10,000

	Issued share capital	:	HKD2

	Director(s)	:

Name	Appointment Date
YUEN Chi Kwan Thomas	3 March 1998
CHAM Tze Kwong Reivlin	1 June 2004
CHENG Hing Chiu	8 September 2005

Secretary	:

Name	Appointment Date
CHAM Tze Kwong Reivlin	13 May 2004

Secretary	:

Name	No. of Shares
ASP Microelectronics Ltd.	1
Janet Marie BISKI-ANZIANO	1

7.	Name of the Company	:	LEC Electronics Ltd.
(Dissolved)

	Date of Incorporation	:	20 April 1995

	Place of Incorporation	:	Hong Kong

	Registered Office	:	28/F, No.3 Lockhart Road, Hong Kong

	Correspondence Office	:	-ditto-

	Authorized share capital	:	HKD10,000

	Issued share capital	:	HKD2

	Director(s)	:

Name	Appointment Date
YUEN Chi Kwan Thomas	3 March 1998
CHAM Tze Kwong Reivlin	1 June 2004
CHENG Hing Chiu	8 September 2005

Secretary	:

Name	Appointment Date
CHAM Tze Kwong Reivlin	13 May 2004

Secretary	:

Name	No. of Shares
LEC Electronic Components Ltd.	1
Janet Marie BISKI-ANZIANO	1

8.	Name of the Company	:

	Registration no.	:

	Date of Incorporation	:	23 June 2005

	Place of Incorporation	:	The People’s Republic of China

	Registered Office	:

	Tax Licence no.	:

	Scope of operation	:

	Term of operation	:	23 June 2005 to 23 June 2006

	Registered Capital	:	Not applicable as it is a branch office of Valence Technology Limited

	Total Investment	:	Not applicable as it is a representative office of Valence Technology Limited

	Shareholders	:	Not applicable as it is a representative office of Valence Technology Limited

	Legal Representative	:

SCHEDULE 3

Key Employees

	Name	Position
1.	Cheng Hing Chiu	Vice President, Asia Operation & Marketing

2.	Poon Hong Wa	Vice President, Engineering

3.	Lai Sze Chuen, Pele	Sales Director, Asia Pacific

4.	Chang Kim Chiu	Director of Engineering – ASIC

5.	Tong Kwok Kwan	Director of Engineering – ASIC

6.	Wong Kai Ming	Director of Engineering – Layout

7.	Lai Tze Bin	Senior Sales Manager of Sales & Marketing

SCHEDULE 4

DEED OF INDEMNITY

SCHEDULE 5

LETTER OF RESIGNATION UNDER SEAL

To:

the Directors of [*]

Dear Sirs,

I hereby resign as a director [and employee] of [*] with immediate effect.

Dated this       day of               .

SIGNED SEALED and DELIVERED	)
by	)
in the presence of:	)
)

[The original of this letter of resignation has been posted to [or left] at the registered office of the company on [*].]

SCHEDULE 6

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

1.                                       Preliminary

1.1                                 Unless the context requires otherwise, the Warranties contained in this Schedule in relation to the Company shall be deemed to be repeated mutatis mutandis in relation to each of the other members of the Group.

1.2                                 The Vendor hereby represents and warrants to the Purchaser that all representations and statements set out in this Schedule 6 or otherwise contained in this Agreement are and shall be true as at the date hereof and as Completion.

1.3                                 The Purchaser expressly acknowledges that the Vendor’s representations and statements herein do not cover any period before 1st April 1998 and the Vendor cannot be held liable in any way for events, acts or omissions of the Group that occurred prior to 1st April 1998.

2.                                       The Accounts

2.1                                 To the best of the Vendor’s knowledge, the Accounts have been prepared in accordance with the requirements of all relevant statutes and with good and generally accepted accountancy principles and practice consistently applied in Hong Kong and are complete and accurate in all respects and show a true and fair view of the state of affairs of the Company and of its results and profits for the financial period ending on the Accounting Date and:

i.                                          depreciation of the fixed assets of the Company has been made at a rate sufficient to write down the value of such assets to nil not later than the end of their useful working lives;

ii.                                       slow moving stock has been written down appropriately and unrecoverable work in progress and redundant and obsolete stock has been wholly written off and the value attributed to the remaining stock did not exceed the lower of cost or net realisable value at the Accounting Date on a going concern basis;

iii.                                    the Company’s stock in trade and work in progress has been valued on a basis in all material respects consistent with that adopted for the purpose of the Company’s audited accounts in respect of the beginning and end of each of the three preceding accounting periods;

iv.                                   the Accounts disclose and make full provision or reserve for all actual obligations, indebtedness and liabilities;

v.                                      the Accounts disclose and make proper provision or reserve for or note all contingent liabilities, capital or burdensome commitments and deferred taxation;

vi.                                   the bases and policies of accounting of the Company (including depreciation) adopted for the purpose of preparing the Accounts are the same  as those adopted for the purpose of preparing the audited accounts of the Company for each of the three (3) preceding accounting periods;

vii.                                the profits and losses of the Company shown by the Accounts and for the three (3) preceding accounting periods have not in any material respect been affected by any unusual or exceptional item or by any other matter which has rendered such profits or losses unusually high or low; and

viii.                             the book debts shown in the Accounts have realised or will in aggregate realise the nominal amount thereof less any reserve for bad or doubtful debts included in the Accounts and none of the amounts shown in the Accounts in respect of debtors is represented by debts which were then more than three (3) months overdue for payment and none of the same has been released or settled for an amount less than that shown in the Accounts. All such debts will be collectible in full within ninety (90) days of the Completion Date subject to the Company using all reasonable endeavours to collect the same.

2.2                                 To the best of the Vendor’s knowledge, the Management Accounts have been prepared in accordance with good and generally accepted accounting principles and practice consistently applied in Hong Kong and are complete and accurate and give a true and fair view of the state of affairs of the Company as at 30 June 2006 and on the same accounting bases and in accordance with the same accounting and valuation principles as the Accounts and show the matters under paragraphs 2.1(i) to (viii) above (with modification as appropriate for preparation of the Management Accounts and all reference to Accounting Date shall mean 30 June 2006). The Management Accounts disclose and make proper and full provision or reserve for all actual and contingent obligations, indebtedness, liabilities, commitments and bad debts and problem inventories including but not limited to the Inter-group Management Fee, Inter-group SRS Expenses Stock Option, sums payable under the Group’s commission and bonus scheme and long-service payment and/or severance payment and/or any compensation to any departing officer of the Group who has resigned or whose employment contract is terminated within 3 months prior and after the signing of this Agreement.

3.                                       Taxation

3.1                                 To the best of the Vendor’s knowledge, the Accounts and the Management Accounts contain full provision for all taxation including deferred or provisional taxation liable to be assessed on the Company for the accounting period ended on the Accounting Date or for any subsequent period (on the basis of the rates of tax and taxation statutes in force at the Accounting Date) in respect of any transaction, event or omission occurring or any income or profits or gains earned, accrued or received by the Company on or prior to the Accounting Date or for which the Company is accountable up to such date and all contingent liabilities for taxation have been provided for or disclosed in the Accounts and Management Accounts.

3.2                                 To the best of the Vendor’s knowledge, since the Accounting Date no further liability or contingent liability for taxation has arisen otherwise than as a result of trading activities in the ordinary course of its business.

3.3                                 To the best of the Vendor’s knowledge, all returns of the Company made for taxation purposes were when made and remain correct and on a proper basis and all other information supplied to the Inland Revenue Department or other fiscal authority for such purpose was when supplied and remains correct and on a proper basis and such returns include all returns and information which the Company ought to have made or given and are not subject to any dispute with the Inland Revenue Department or any other relevant fiscal authority at the date hereof and there is no fact or matter which might result in any such dispute or any liability for taxation (present or future) not provided for in its audited accounts.

3.4                                 To the best of the Vendor’s knowledge, all returns and information made or given by the Company to any relevant authorities in connection with the import or export of any products are correct and the Company has complied with all legislation relating to the import and export of products and to all customs and excise matters.

3.5                                 To the best of the Vendor’s knowledge, the Company has paid all taxation for which it is liable to account to the Inland Revenue Department or other fiscal authority on the due date for payment thereof and is under no liability to pay any penalty or interest in connection therewith and without prejudice to the generality of the foregoing the Company has made all deductions and withholdings in respect or on account of taxation which it is required or entitled by any relevant legislation to make from any payments made by it including, but not limited to, interest, annuities or other annual payments, royalties, rent, remuneration payable to employees or sub-contractors or payments to a non-resident and where appropriate the Company has accounted in full to the relevant fiscal authority for any taxation so deducted or withheld.

3.6                                 To the best of the Vendor’s knowledge, all remuneration, compensation payments, payments on retirement or removal from an office or employment and other sums paid or payable to employees or officers or former employees or officers of the Company and all interest, annuities, royalties, rent and other annual payments paid or payable by the Company (whether before or after the date hereof) pursuant to any obligation in existence at the date hereof are and will (on the basis of the taxation legislation in force at the date hereof) be deductible for profits tax purposes either in computing the profits of the Company or as a charge on the income of the Company.

3.7                                 To the best of the Vendor’s knowledge, no act or omission shall occur between the Accounting Date and Completion which could give rise to a claim under the terms of the Deed of Indemnity.

4.                                       Corporate Matters

4.1                                 The particulars of the Company and members of the Group as set out in Schedules 1 and 2 are true and accurate.

4.2                                 The Company has been duly incorporated and is validly existing under the laws of Bermuda (Hong Kong for the Subsidiaries) and has full power, authority and legal right to own its assets and carry on its business and is not in receivership or liquidation, it has taken no steps to enter liquidation and no petition has been presented for winding up the Company and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of the Company.

4.3                                 The Vendor is the sole legal and beneficial owner of the Purchase Shares free and clear of any Encumbrance whatsoever and the Company has not exercised any lien over any of its issued shares and there is no outstanding call on any of the Purchase Shares and all of the Purchase Shares are fully paid. The transaction contemplated by this Agreement shall, when completed in accordance with its terms, confer upon the Purchaser full legal and beneficial ownership of the Purchase Shares.

4.4                                 Prior to the Share Buyback and Cancellation of Shares, the Purchase Shares constitute approximately 26.4% of the issued shares in the Company.

4.5                                 The Company has no, and never has had, any subsidiary or shares in any company other than the Subsidiaries listed in Schedule 2 and all of the details shown in Schedule 2 relating to such companies are accurate and complete and the Company has never been a director or other officer of any other company other than the Subsidiaries.

4.6                                 The Company has never reduced, repaid or purchased any of its share capital.

4.7                                 There are no options or other agreements outstanding which call for the issue of or accord to any person, the right to call for the issue of any shares in the capital of the Company or the right to require the creation of any Encumbrance over the Purchase Shares.

4.8                                 The copies of the Memorandum and Articles of Association of the Company which have been produced to the Purchaser’s Solicitors are accurate and complete in all respects and have attached to them copies of all resolutions and agreements which are required to be so attached. The Company has complied with its Memorandum and Articles of Association in all respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorised.

4.9                                 The Register of Members and all other statutory books of the Company are up to date and contain true, full and accurate records of all matters required to be dealt with therein and the Company has not received any notice of any application or intended application under the relevant Companies Ordinance/Act for rectification of the Company’s register and all annual or other returns required to be filed with the relevant Companies Registry have been properly filed within any applicable time limit and all legal requirements relating to the formation of the Company and the issue of shares and other securities have been complied with.

5.                                       Trading and General Commercial Matters

5.1                                 The accrued Inter-group Management Fee up until 30 June 2006 shall be stated in the Management Account and there shall not be any Inter-group Management Fee or any other charges or expenses that is not arisen in the normal course of business chargeable or payable after 30 June 2006.

5.2                                 To the best of the Vendor’s knowledge, the Company has good and marketable title to all stocks used in its business free from any Encumbrances or other third party rights and the stock is in good condition and of normal merchantable quality and capable of being sold by the Company in the ordinary course of business to a purchaser in accordance with its list prices without rebate or allowance. The level of stocks of finished products at the date hereof is not materially different from levels in previous stock inventories of the Company.

5.3                                 To the best of the Vendor’s knowledge, the fixed and loose plant, machinery, furniture, fixtures and fittings, equipment and vehicles and the tangible assets used in connection with the business of the Company and all other fixed assets referred to in the Accounts and any additions thereto made since the Accounting Date are the sole and absolute property of and held by the Company free from any Encumbrances, hire or hire purchase agreements, credit sale agreements or agreements for payment on deferred terms or bills of sale and the Company has good and marketable title thereto and all such assets are in the possession or under the control of the Company and, where it is disclosed that any such assets have been disposed of, they have not been  disposed of at less than book value. Neither the construction, positioning nor use of any of the Company’s assets, nor the assets themselves contravene any relevant provision of any legislation, regulation or other requirement having the force of law, and all such assets owned or used by the Company are in good repair and capable of being used for the purposes for which they were designed, acquired or used by the Company and have throughout their period of ownership by the Company been maintained and serviced in accordance with their manufacturers’ recommendations.

5.4                                 Except those disclosed in the Disclosure Letter, the Company is not a party to:

i.                                          any contract materially or adversely affecting its business or assets or restricting the Company’s freedom of action in relation to its normal business activities;

ii.                                       any contracts not made in the ordinary course of business;

iii.                                    except as disclosed in the Disclosure Letter, any other sales agency, distribution, marketing, purchasing or licensing agreements;

iv.                                   any joint venture, agency or partnership arrangement or agreement or similar arrangement or agreement; or

v.                                      except as disclosed in the Disclosure Letter, any agreement in which any of the Vendor or any of the directors of the Company is interested (directly or indirectly).

5.5                                 Except those disclosed in the Disclosure Letter, there is no agreement concerning the Company which can be terminated or which have been terminated or under which the rights of any person are liable to be materially adversely affected as a result of a change in control of the Company or in the composition of the Board of Directors of the Company.

5.6                                 There are no circumstances whereby following a change in the control of the Company or in the composition of the Board of Directors of the Company the principal customers of or suppliers to the Company would cease to remain customers or suppliers to the same extent and of the same nature as prior to the date hereof.

5.7                                 The Company has no liabilities except liabilities arising in the ordinary course of business under purchase orders, supply contracts, sale contracts, or other liabilities not required by generally accepted accounting principles to be referred to in the Accounts and Management Accounts and the Company is not owed any moneys other than trade debts and cash at bank.

5.8                                 The Company has no material capital commitments.

5.9                                 The Vendor has provided to the Purchaser full and accurate details of each bank, or other financial institution at which the Company has an account or safety deposit box and the names of all persons authorised to draw thereon or have access thereto.

5.10                           All amounts received by the Company have been deposited with one or other of such banks or other financial institutions and appear in the appropriate accounting books.

5.11                           Except those disclosed in the Disclosure Letter, there are no Encumbrances or unusual liabilities given, made or incurred by or on behalf of the Company (and, in particular, but without limiting the foregoing, no loan has been made by or on behalf of the Company to any directors or shareholders of the Company) and no director or other person has given any guarantee of or security for any financial or other obligation of the Company.

5.12                           To the Vendor’s knowledge, the books and records of the Company accurately present and reflect in accordance with generally accepted accounting principles and standards within the Company’s jurisdiction of incorporation all transactions entered into by the Company or to which it has been a party and all documents which are subject to stamp or similar duty have been duly stamped.

5.13                           To the Vendor’s knowledge, all amounts outstanding and appearing in the books of the Company as loan accounts or as due to directors or shareholders wholly represent money or moneys worth paid or transferred to the Company as the case may be or remuneration accrued due and payable for services rendered and (save for such remuneration and save for dividends) no part thereof has been provided directly or indirectly out of the assets of the Company.

5.14                           To the Vendor’s knowledge, the Company is not the subject of any official investigation or inquiry and there are no facts which are likely to give rise to any such investigation or inquiry.

5.15                           To the Vendor’s knowledge, the Company has at all times carried on its business in compliance with all applicable laws and regulations and neither the Company, nor any of its officers or employees, has committed any criminal offence or any tort or any breach of the requirements or conditions of any statute, treaty, regulation, bye-law or other obligation relating to the Company or the carrying on of its business and without prejudice to the generality of the foregoing the Company has obtained all licences and consents necessary for the carrying on of its business, and all such licences and consents are valid and subsisting and there is no reason why any of them should be suspended, cancelled or revoked.

5.16                           The Company has given no powers of attorney and no other authority express, implied or ostensible which is still outstanding or effective to any person to enter into any contract or commitment to do anything on its behalf other than the authority of employees to enter into routine trading contracts in the normal course of their duties.

6.                                       Confidential Information

6.1                                 The Company does not use any processes and is not engaged in any activities which involve the misuse of any know-how, list of customers or suppliers, trade secrets, technical processes or other confidential information (“Confidential Information”) belonging to any third party. There has been no actual or alleged misuse by any person of any of its Confidential Information. The Company has not disclosed to any person any of its Confidential Information except where such disclosure was properly made in the normal course of the Company’s business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by the Company.

7.                                       Intellectual Property Rights

7.1                                 The Company does not use any processes and is not engaged in any activities which infringe any patents, copyrights, trademarks, designs, business names or other registrable or unregistrable intellectual property rights (“Intellectual Property Rights”) of any third party. The Company is the sole beneficial owner of all Intellectual Property Rights used in connection with its business and the same are valid and enforceable and all such Intellectual Property Rights which are registrable are registered in its name as sole proprietor. The Company has taken all action necessary to maintain its Intellectual Property Rights and there has been no attack or challenge on any grounds in respect of such Intellectual Property Rights.

7.2                                 All outstanding licence fees have been settled in full.

8.                                       Business Names

8.1                                 The Company does not carry on business under any name other than its own.

9.                                       Insurance

9.1                                 All assets of the Company of an insurable nature have at all times been and are insured in amounts to the full replacement value thereof against such risks as are in accordance with good commercial practice normally insured against and the Company has at all times been adequately covered against accident, third party, public liability, product liability and other risks normally covered by insurance and nothing has been done or omitted to be done by or on behalf of the Company which would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and there are no circumstances likely to give rise to such a claim or result in an increased rate of premium on their next renewal.

9.2                                 All information furnished in obtaining or renewing the insurance policies of the Company was correct full and accurate when given and any change in that information required to be given was correctly given. The Company is not in default under any of these policies and the copies of the policies delivered with the Disclosure Letter are true and complete.

9.3                                 The Company has not suffered any uninsured extraordinary or unusual losses nor waived any rights of material or substantial value nor allowed any insurances to lapse.

10.                                 Litigation

10.1                           Except those disclosed in the Disclosure Letter, the Company is not involved whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings (apart from debt collecting in the ordinary course of business) or in any proceedings before any tribunal and no such proceedings are threatened or pending.

10.2                           Except those disclosed in the Disclosure Letter, there are no facts or circumstances which are likely to result in any such proceedings being brought by or against the Company or against any person for whose acts or defaults the Company may be vicariously liable.

10.3                           In particular but without prejudice to the generality of the foregoing, except those disclosed in the Disclosure Letter, there are no disputes between the Company and its customers, suppliers or employees in relation to defective or unsafe goods, plant or work or any loss, damage or personal injury resulting therefrom.

10.4                           There is no unsatisfied judgment, court order or tribunal or arbitral award outstanding against the Company and no distress, execution or process has been levied on any part of its business or assets.

11.                                 Employment Matters

11.1                           No action has been or will be taken by the Vendor that would result in a termination of the letter of employment or variation or amendment of the terms therein of any of the Key Employees.

11.2                           The accrued Inter-group SRS Stock Option Expenses up until 30 June 2006 shall be stated in the Management Account and there shall not be any Inter-group SRS Expenses Stock Option chargeable or payable after 30 June 2006.

11.3                           Except those disclosed in the Disclosure Letter, there is no past, existing, threatened or pending dispute involving the Company and any group or category of its employees and there is no arrangement between the Company and any trade union or organisation representing any such employees.

11.4                           No circumstances have arisen under which the Company is required to pay, or is likely to be required to pay, damages in relation to the dismissal of or to reinstate or re-engage any former employee.

11.5                           There are no existing service or other agreements or contracts between the Company and any officers or employees which cannot be fairly and properly terminated by three (3) calendar months’ notice or less without giving rise to any claim for damages or compensation and the Company has no scheme or arrangement for the payment of bonuses to employees and the Company has complied with all its obligations under all ordinances and regulations, codes, orders, awards and agreements in connection with its employees and the particulars shown in the Disclosure Letter show all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each officer and employee of the Company and are true and complete.

11.6                           There are no share option or share incentive or similar schemes for any officers or employees of the Company.

12.                                 Retirement Scheme

12.1                           Other than under the Mandatory Provident Fund Scheme established by the Company as required by the Mandatory Provident Fund Schemes Ordinance (“Mandatory

Provident Fund Scheme”), there are no pension, provident, superannuation or retirement benefit funds, schemes or arrangements under which the Company is obliged, either morally or contractually, to provide to any of its employees or officers or former employees or officers or any spouse or other dependant of any of the same retirement benefits of any kind (which expression shall include benefits payable upon retirement, leaving service, death, disablement and any other benefits which are commonly provided for under provident or retirement schemes).

12.2                           Complete and accurate copies of the relevant documents, rules and all other documents, records and materials relating to the establishment and operation of the Mandatory Provident Fund Scheme have been supplied to the Purchaser prior to the date hereof.

12.3                           No power to augment benefits under the Mandatory Provident Fund Scheme has been exercised in relation to any of the Company’s employees or officers or former employees or officers or any spouse or other dependant of any of the same.

12.4                           The Company has been duly admitted to participate in the Mandatory Provident Fund Scheme and has fulfilled all its obligations thereunder (including any obligation to pay contributions thereto).

12.5                           The Mandatory Provident Fund Scheme has been funded to the extent recommended by the Mandatory Provident Fund Scheme actuaries. The Company and the trustees of the Mandatory Provident Fund Scheme have duly complied with their respective obligations under the trust deeds and the rules thereof and under all relevant legislation. All amounts due to the trustees thereof or to any insurance company in connection therewith have been paid and no recommendation contained in any report, actuarial or otherwise, relating to the Mandatory Provident Fund Scheme has been received by the Company within the three (3) years immediately preceding the date hereof which has not been complied with in full and in respect of which complete and accurate copies have not been supplied to the Purchaser.

12.6                           The insurance or trust company engaged by the Company for the Mandatory Provident Fund Scheme is a Mandatory Provident Fund approved trustee and the Company is not aware of any action taken or omitted to be taken which would prejudice the continued approval of the Mandatory Provident Fund Schemes Authority.

13.                                 Matters since the Accounting Date

13.1                           Since the Accounting Date:

i.                                          there has been no interruption or alteration in the nature, scope or manner of the business of the Company which business has been carried on lawfully and in the ordinary and usual course of business so as to maintain it as a going concern;

ii.                                       there has been no material adverse change in the customer relations of the said business or in the financial condition or the position, prospects, assets or liabilities of the said business or the Company as compared with the position disclosed by the Accounts and no damage, destruction or loss (whether or not covered by insurance) affecting the said business or its assets;

iii.                                    the Company has continued to pay its creditors in the ordinary course of business;

iv.                                   except in the ordinary course of business no tender, quotation or offer issued by the Company and still outstanding is or will be capable of giving rise to a contract merely by an order, acceptance or other action by another party;

v.                                      the Company has not repaid any loan capital in whole or in part (other than indebtedness to its bankers) nor has it become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys;

vi.                                   the Company has not acquired, sold, transferred or otherwise disposed of any assets of whatsoever nature or cancelled or waived or released or discounted in whole or in part any debts or claims, except in each case in the ordinary course of business;

vii.                                the Company has not waived or released any rights of a material or substantial value howsoever arising;

viii.                             the Company has not incurred any capital expenditure of an amount in excess of HK$1,035,037 for the period from 1 January 2006 to 31 May 2006 or has made any capital commitment of an amount in excess of HK$159,277 as of 30 June 2006 or has disposed of any fixed assets for the period from 1 January 2006 to 31 May 2006;

ix.                                     upto 30 June 2006, the Company has not hired any employee earning an annual rate of remuneration, including fringe benefits, in excess of HK$301,000 or terminated any employment of any employee earning an annual rate of remuneration, including fringe benefits, in excess of HK$1,234,000;

x.                                        no sum or benefit has been paid, applied or voted to any officer or employee of the Company by way of remuneration, bonus, incentive or otherwise in excess of the amounts paid or distributed to them by the Company at the Accounting Date so as to increase their total remuneration and no new service agreements have been made or entered into by the Company since the Accounting Date and the Company is under no contractual or other obligation in respect thereof nor has the Company changed the terms of service of any officer or employee;

xi.                                     no dividends, bonuses or other distributions have been paid or made in respect of any of the Purchase Shares;

xii.                                  no share or loan capital of the Company has been issued or agreed to be issued or any option or right thereover granted;

xiii.                               the Company has not undergone any capital reorganisation or change in its capital structure;

xiv.                              no resolutions have been passed by the Company and nothing has been done in the conduct or management of the affairs of the Company which would be likely materially to reduce the net asset value of the Company;

xv.                                 the Company has not made any purchase or sale or introduced any method of management or operation in respect of the business undertaking or assets of the Company except in a manner consistent with proper prior practice;

xvi.                              the Company has not incurred or become subject to any liability or obligation (absolute or contingent) except current liabilities and obligations incurred under contracts entered into in the ordinary course of business; and

xvii.                           the Company has not discharged or satisfied any Encumbrance or any other obligation or liability (absolute or contingent) other than liabilities disclosed in the Accounts as at the Accounting Date and current liabilities incurred since the Accounting Date in the ordinary course of business.

14.                                 Accuracy of Information Provided

14.1                           All information contained in this Agreement (including the recitals) is true and accurate.

14.2                           All information given to the Purchaser and its professional advisers by the Vendor, the officers and employees of the Company, the Vendor’s professional advisers and the Company’s advisers during the negotiations prior to this Agreement was when given, and is at the date hereof, true and accurate and there is no fact, matter or circumstance which has not been disclosed in writing to the Purchaser or its professional advisers which renders any such information untrue, inaccurate or misleading or which might reasonably affect the willingness of the Purchaser to proceed with the purchase of the Purchase Shares on the terms of this Agreement.

14.3                           All information contained in the Disclosure Letter is true, accurate and complete in all respects and there is no fact, matter or circumstance which has not been disclosed in the Disclosure Letter which renders any such information untrue, inaccurate or misleading, and there is no fact or matter concerning the Company and its business and affairs which has not on the basis of the utmost good faith been disclosed in the Disclosure Letter which might reasonably affect the willingness of the Purchaser to proceed with the purchase of the Purchase Shares on the terms of this Agreement.

15.                                 General

15.1                           All necessary consents in relation to the transactions contemplated herein are being granted by third parties.

15.2                           All corporate action on the part of the Vendor necessary for the authorization, execution, delivery and performance of the Transaction Documents to which the Vendor is a party, the performance of all of the Vendor’s obligations hereunder the thereunder has been taken or will be taken prior to or at Completion.

15.3                           All consents and approvals required under all applicable laws for the Vendor to sell the Purchase Shares, to perform its obligations under this Agreement and to give effect to the transactions contemplated hereunder being obtained.

15.4                           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument to which the Company is a party or by which the Company or its property or assets may be bound or affected or violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Company.

SCHEDULE 7

DISCLOSURE LETTER

ANNEXURE

ACCOUNTS